SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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 FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported: January 18, 2022

CANNAGISTICS, INC.

 (Exact name of registrant as specified in charter)

Delaware	000-55711	86-3911779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Motor Parkway, Suite 401 Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 631-787-8455

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange. [ ]

Item 1.01 Entry into a Material Definitive Agreement

On January 18, 2022, the Company, through its subsidiary, The Integrity Wellness Group, Inc., (“Integrity Wellness”) entered into a Joint Venture/Partnership Agreement (“Agreement”) with Medizone Bio, Inc., (“Medizone Bio”) of Richmond Hill, Ontario, Canada. The Agreement provides for a 50/50 partnership for the production of biodegradable face masks, and medical supplies, such as personal protective equipment (PPE) and COVID-19 testing materials. Under the Agreement, Integrity Wellness is to provide an initial funding of $300,000 in financing for Medizone Bio to manufacture the first Medizone Bio products purchase order. This purchase order has a value of $1,200,000. The Company has borrowed the money for this purpose as described below.

Integrity Wellness will provide the partnership with financing, marketing, sales distribution in wholesale, retail and direct-to-consumer (e,g., QVC, HSN, Amazon, etc.), financing for general working capital and purchase order financing, while Medizone Bio provides the partnership with a series of purchase orders. The net profits, if any, will be distributed between the partners in equal proportions.

Integrity Wellness has issued a Promissory Note in the principal amount of $300,000 to 7X Enterprises, Inc. (“7X”) in exchange for 7X advancing $300,000 to Integrity Wellness for the purchase order financing for the initial purchase order of Medizone Bio. The Promissory Note bears interest at a rate of 10% per annum and is due upon demand from the holder.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Partnership Agreement between The Integrity Wellness Group, Inc. and Medizone Bio, Inc.
10.2	Promissory Note between The Integrity Wellness Group, Inc., and 7X Enterprises, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannagistics, Inc.

Date: January 25, 2022	By:	/s/ Jim Morrison
Jim Morrison, President

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